Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-171434 on Form S-8 of our reports dated April 3, 2013, relating to the consolidated financial statements of Xueda Education Group, its subsidiaries, its variable interest entity (the “VIE”) and its VIE’s subsidiaries (collectively, the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Group’s adoption of the authoritative guidance on the presentation of comprehensive income), and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Xueda Education Group for the year ended December 31, 2012.

Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People’s Republic of China

April 3, 2013